Exhibit 10.5.9
RENT REVIEW MEMORANDUM

LANDLORD	:	SILK DEVELOPMENTS LIMITED

TENANT	:	BUSINESS & MARKET RESEARCH LIMITED

PROPERTY	:	RELATING TO PORTION OF BUILDING KNOWN AS WOOD STREET MILL, WOOD STREET, MACCLESFIELD.

LEASE DATED	:	18/08/1997
By this Memorandum dated the 19th July 2002 Silk Developments Limited as Landlord and Business and Market Research Limited as Tenant desire to record an agreement to vary the rent payable under the review provisions of the Lease with the effect from the review date of 18th August 2002 the rent payable will be £14,877.00 (fourteen thousand eight hundred and seventy seven pounds) per annum up to the next rent review date 18th August 2007.

Signed :	[ILLEGIBLE] Silk Developments Limited	Dated : 30/8/2002

Signed :	[ILLEGIBLE]	Dated : 30/8/02

Business and Market Research Limited